UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

LINCOLN NATIONAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Commission file number: 1-6028

Indiana	35-1140070
(State of incorporation or organization)	(IRS Employer Identification No.)

150 N. Radnor Chester Road, Radnor, PA 19087	19087
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares Each Representing a 1/1,000th Interest in a Share of 9.000% Non-Cumulative Preferred Stock, Series D	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-249058

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”) of Lincoln National Corporation, an Indiana corporation (the “Company” or “LNC”), each representing a 1/1,000th interest in a share of the Company’s 9.000% Non-Cumulative Preferred Stock, Series D, with a liquidation preference of $25,000 per share (equivalent to $25 per Depositary Share). Incorporated herein by reference are the descriptions set forth under the captions “Description of the Series D Preferred Stock” and “Description of the Depositary Shares” in the prospectus supplement dated November 15, 2022 relating to the Depositary Shares, filed with the Securities and Exchange Commission on November 17, 2022 pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, to the prospectus in the Company’s Registration Statement on Form S-3 (File No. 333-249058), dated September 25, 2020.

Item 2.	Exhibits.

Number	Description

3.1	Restated Articles of Incorporation of LNC. Incorporated by reference to Exhibit 3.1 to LNC’s Form 8-K (File No. 1-6028) filed with the SEC on August 14, 2017.

3.2	Articles of Amendment of the Restated Articles of Incorporation of LNC designating the 9.000% Non-Cumulative Preferred Stock, Series D. Incorporated by reference to Exhibit 3.2 to LNC’s Current Report on Form 8-K (File No. 1-6028) filed with the SEC on November 22, 2022.

3.3	Amended and Restated Bylaws of LNC (effective November 1, 2021). Incorporated by reference to Exhibit 3.1 to LNC’s Form 8-K (File No. 1-6028) filed with the SEC on August 23, 2021.

4.1	Deposit Agreement with respect to the 9.000% Non-Cumulative Preferred Stock, Series D, dated November 22, 2022, by and among LNC, Equiniti Trust Company, as depositary, and the holders from time to time of the depositary receipts described therein. Incorporated by reference to Exhibit 4.2 to LNC’s Current Report on Form 8-K (File No. 1-6028) filed with the SEC on November 22, 2022.

4.2	Form of Depositary Receipt with respect to the 9.000% Non-Cumulative Preferred Stock, Series D (included as Exhibit A to Exhibit 4.1).

4.3	Form of 9.000% Non-Cumulative Preferred Stock, Series D Stock Certificate. Incorporated by reference to Exhibit 4.4 to LNC’s Current Report on Form 8-K (File No. 1-6028) filed with the SEC on November 22, 2022.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 22, 2022	LINCOLN NATIONAL CORPORATION

	By:	/s/ Nancy A. Smith
	Name:	Nancy A. Smith
	Title:	Senior Vice President and Secretary